Exhibit 5.1

BAKER DONELSON CENTER, SUITE 800 211 COMMERCE STREET NASHVILLE, TENNESSEE 37201 MAILING ADDRESS: P.O. BOX 190613 NASHVILLE, TENNESSEE 37219 PHONE: 615.726.5600 FAX: 615.726.0464
WWW.BAKERDONELSON.COM

March 23, 2015

Franklin Financial Network, Inc.

722 Columbia Avenue

Franklin, Tennessee 37064

Re:	Franklin Financial Network, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Franklin Financial Network, Inc., a Tennessee corporation (the “Company”), in connection with the Registration Statement on Form S-1 (Registration File No. 333-201528) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the registration of 2,760,000 shares of common stock, no par value, of the Company, inclusive of up to 360,000 shares of common stock for an over-allotment option, to be issued and sold by the Company (the “Shares”). This opinion is being filed pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In so acting, we have examined, and relied as to matters of fact upon, the originals, or copies certified or otherwise identified to our satisfaction, of the Charter, as amended, and the Amended and Restated Bylaws of the Company, and such other certificates (including certificates of officers of the Company), records, instruments and documents, and have made such other and further investigations, as we have deemed necessary or appropriate to enable us to express the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents or all documents submitted to us as certificate or photostatic copies, and the authenticity of the originals of such latter documents.

We have also made such investigations of law as we have deemed necessary or appropriate to form a basis for the opinion expressed herein.

ALABAMA — FLORIDA — GEORGIA — LOUISIANA — MISSISSIPPI — TENNESSEE — TEXAS — WASHINGTON, D.C.

Franklin Financial Network, Inc.

March 23, 2015

Based upon and subject to the foregoing and the additional qualifications set forth below, we are of the opinion that the Shares, when issued, sold, delivered and paid for in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is limited to the corporate laws of the State of Tennessee in effect on the date hereof and no opinion is expressed as to the laws of any other jurisdiction

Very truly yours,

/s/ Baker, Donelson, Bearman, Caldwell & Berkowitz, PC